Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated November 15, 2024, with respect to the financial statement of Allspring Core Plus ETF, a series of Allspring Exchange-Traded Funds Trust, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
November 15, 2024